Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*],
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO ELEVATION ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”) is effective as of the date of the last execution below (the “Effective Date”) by and between Caris MPI, Inc., a Texas corporation having its principal business address at 750 West John Carpenter Freeway, Suite 800, Irving, Texas 75039, and its Affiliates (collectively, “Caris”), and Elevation Oncology, Inc., a Delaware corporation having its principal business address at 888 7th Ave., 12th Floor, New York NY 10106 (“Elevation”). Caris and Elevation may each be referred to herein individually as a “Party,” or collectively as the “Parties.”

BACKGROUND

A.            Caris is a leading biosciences company that develops series of tests based on its proprietary biotargeting system to create assays for diagnosis, prognosis, and theranosis of cancer and other complex diseases along with performing comprehensive laboratory testing for research, development and commercial purposes using multiple platforms and technologies.

B.            Elevation is a biopharmaceutical company engaged in the development of targeted therapeutics for the treatment of cancer.

C.            Caris and Elevation desire to enter into this Collaboration Agreement to jointly discover and develop therapeutics against oncogenic fusions and/or mutations identified by Caris through whole transcriptome sequencing (WTS) or whole exome sequencing (WES) of tumors across all cancer indications.

Now therefore, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Definitions

1.1.            “ADAPT” means Caris’ proprietary ADAPT Biotargeting System™, an oligonucleotide aptamer-based technology to discover biomarkers and develop assays for diagnosis, prognosis, and theranosis of cancer and other diseases.

1.2.            “Affiliates” means any corporation, limited liability company, partnership, trust, joint venture or other such entity that is controlled by, controlling, or under common control with a Party. “Control” in this context means: (i) the enjoyment of direct or indirect beneficial ownership of at least fifty (50%) interest in the outstanding voting stock (or the equivalent) of the company (or other entity), or (ii) having the right to direct, appoint or remove a majority of members of its board of directors (or their equivalents ), or (iii) otherwise having the power to direct the general management and operations of the company or other entity, by law or contract.

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1.3.            “Caris Personnel” means employees and permitted agents and subcontractors including consultants Caris has engaged or will engage.

1.4.            “Collaboration IP” means all Inventions and associated Intellectual Property that are generated by either or both Parties in connection with the performance of a Project.

1.5.            “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Party with respect to any objective, such commercially reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and adequate resources to fulfill the obligation in issue. Subject to the foregoing, Commercially Reasonable Efforts will not mean that the Parties commit that it will actually accomplish the applicable task.

1.6.            “Deliverables” means all data and results generated in the course of performing Services specified in a Project Schedule (as defined below) for the collaboration, including records, reports, and other work product.

1.7.            “Intellectual Property” shall mean any or all of the following: (i) all United States and foreign patents and utility models and applications therefor and all reissues, re-examinations, registrations, confirmations, renewals, extensions, provisionals, supplementary protection certificates, divisions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) all trade secrets; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all United States and foreign trademarks, trade names, and service marks and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

1.8.            “Inventions” means any invention, discovery, improvement, data or result made, created, conceived, derived, arising from, or reduced to practice under a Project, including any Intellectual Property rights whether patentable or not.

1.9.            “IRB Approval” shall mean approval from an institutional review board (“IRB”) of a Project.

1.10.          “Materials” means, other than Samples (as defined below), certain compounds, materials, or other substances supplied by either Party under this Agreement.

1.11.          “Privacy Laws” means all applicable state and federal human subject and data protection laws and regulations in effect, including but not limited to 45 C.F.R. Part 46 and 42 C.F.R. Parts 160 and 164, the Standards for Privacy of Individually Identifiable Health Information at 45 CFR Part 160, Subpart A, and 45 CFR 164, Subpart E, the Security Standards for the Protection of Electronic Protected Health Information at 45 CFR Part 164, Subpart C, the Standards for Notification in the Case of Breach of Unsecured Protected Health Information at 45 CFR Part 164, Subpart D, and the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, and any law or regulation in any territory, relating to the processing of personal data, personal health information and privacy, each alone or in combination as may be applicable in a given territory.

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1.12.          “Project Schedule” shall mean a schedule attached to this Agreement that specifies the particular details and investigational plans of a Project and upon mutual agreement shall be executed by the Parties and made part of this Agreement. One or more Project Schedules may be executed by the Parties under this Agreement from time to time.

1.13.          “Project” shall mean a project wherein Caris and Elevation jointly work to discover and develop a therapeutic against oncogenic fusions and/or mutations that is mutually agreed upon by the Parties and is set forth in a Project Schedule attached hereto.

1.14.          “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the therapeutic in any country or territory, including the FDA for the United States.

1.15.          “Samples” means clinical trial specimens supplied by either Party under this Agreement.

1.16.          “Therapeutic Collaboration IP” means all Collaboration IP that comprises the composition of matter, manufacture or use of a therapeutic.

2.	Projects

2.1.            Project. Promptly after execution of this Agreement, the Parties will commence Project development activities to jointly discover, identify and/or develop a therapeutic. In connection with the Project, each Party will make available appropriate scientific, clinical, medical, regulatory, manufacturing and other personnel as appropriate to perform the tasks allocated to such Party under the Project.

2.2.            Project Schedule. Each Project Schedule shall specify the details associated with the development activities to be carried out by each Party for the Project including the responsibilities and/or tasks of each Party, the governance of the Project, the financial considerations, and other Project specific details. Each Party will use its Commercially Reasonable Efforts to perform the activities allocated to it in the Project Schedule. Data handling and document management shall be coordinated between the Parties. If in any case a Project Schedule and this Agreement conflict on any given terms, the terms set forth in the Project Schedule shall control with respect to the subject matter of the Project Schedule.

2.3.            Project Term. Each Project Schedule shall set forth the start date and conditions for initiation and completion of a Project.

2.4.            Compliance; Recordkeeping. The Parties shall, and shall cause its Affiliates, and shall require its licensees, sublicensees and subcontractors, to comply with all Applicable Law with respect to its development activities under this Agreement and each Project Schedule. Without limiting the foregoing, each Party shall use Commercially Reasonable Efforts to maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes (including any inspection or audit by any regulatory authority), and in compliance with Applicable Law, which shall properly reflect work done and results achieved in the performance of its designated development activities.

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2.5.            Reports. At least [*], each Party will furnish to the other via the JSC appropriate summary reports describing the results obtained by such Party in its Project development activities. In addition, such reports may be furnished at any time at the reasonable request of one Party to the other. In any event, the Parties agree to keep each other fully informed as to the progress of the Project.

2.6.            Transfer. Performance under this Agreement may require one Party to transfer to the other Party certain items, including without limitation: (i) biological samples, tissues, cells, or biological material from a subject, including Samples, (ii) patient information or other protected health information, (iii) molecular profiling data, reports or analysis thereof, (iv) compounds, supplies and other materials, including Materials, or (v) any other exchange of data, results, analysis, or manuscripts, including Deliverables. Such transfer shall comply with all applicable laws, rules and regulations including without limitation the Privacy Laws. Unless otherwise specified in a Project Schedule, the Party initiating the delivery shall be responsible for obtaining all clearances necessary for such transfer.

3.	Samples.

3.1.            Transfer. Elevation shall transfer any Samples to Caris as necessary for the Project. Any expenses incurred for the transfer of the Samples to Caris will be borne by Elevation. Caris shall use the Samples for the performance of the applicable Project only and shall be solely responsible for the use or storage of the Samples after their receipt. Promptly after completion of the analysis with a Sample, Caris shall send any remaining and unused Samples to Elevation’s central repository in accordance with Elevation’s instructions.

3.2.            Compliance with Laws. Elevation represents and warrants that Samples and any related data (the “Sample Data”) it provides to Caris shall be in full compliance with any applicable federal or state laws and regulations, and in accordance with its own policies applicable to the transfer of biological materials, in respect to providing Samples, including but not limited to, obtaining IRB Approval if applicable, obtaining appropriate informed patient consent and waiver as applicable for each Sample and associated information, and compliance with the requirements of Privacy Laws.

3.3.            De-Identification. For each Sample, Elevation shall provide to Caris any Sample Data necessary for Caris to perform the activities under the Project. Where applicable and unless otherwise specified in a Project Schedule, any Sample Data exchanged by the Parties shall exclude the following direct identifiers of an individual or of relatives, employers, or household members of the individuals:

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3.3.1.            Names;

3.3.2.            Postal address information, other than town or city, State, and zip code;

3.3.3.            Telephone numbers;

3.3.4.            Fax numbers;

3.3.5.            Electronic mail addresses;

3.3.6.            Social security numbers;

3.3.7.            Medical record numbers;

3.3.8.            Health plan beneficiary numbers;

3.3.9.            Account numbers;

3.3.10.          Certificate/license numbers;

3.3.11.          Vehicle identifiers and serial numbers, including license plate numbers;

3.3.12.          Device identifiers and serial numbers;

3.3.13.          Web Universal Resource Locators (URLs);

3.3.14.          Internet Protocol (IP) address numbers;

3.3.15.          Biometric identifiers, including finger and voice prints;

3.3.16.          Full face photographic images and any comparable images;

3.3.17.          Geographic information smaller than a state (i.e., no county, city or town info); and

3.3.18.          All elements of dates (except year) directly related to an individual.

3.4.            Sample Data; Use and Handling. Caris acknowledges and agrees that Sample Data provided by Elevation: (a) shall be kept in the provided form and Caris shall not attempt to re-identify any patient; (b) shall be used in order for Caris to perform the activities under the Project; (c) shall be handled, stored and used with the reasonable care so as to avoid any loss; (d) will be used in compliance with all applicable laws, including but not limited to any applicable Privacy Laws and with informed consent of the patients. Additionally, Caris will have the right to use the Sample Data for signature development, validation and other regulatory activities, and other activities outside of the main purpose of this collaboration, but Caris shall not (a) publish the Sample Data or provide, transmit or share the Sample Data with third parties without the prior written consent of Elevation, or (b) directly use or provide the Sample Data for the benefit of a third party developing or commercializing a product that may be competitive with the product generated under this Agreement.

3.5.            Audit. Caris grants Elevation the right to audit Caris’ compliance with this Agreement with respect to the Samples and Sample Data. Any such audit shall be at Elevation’s expense. Elevation shall have the right to authorize an independent representative who is bound to confidentiality for the conduct of the audit. Caris shall permit access to relevant facilities during normal business hours upon reasonable advance notice, and shall make available for direct access any requested documents and records necessary to confirm Caris compliance with respect to the Samples. Caris shall cooperate with Elevation and provide all reasonable assistance for the conduct of such an audit.

3.6.            Inspection. Caris shall promptly inform Elevation of any request for an inspection received from a regulatory authority that may pertain to the use of the Samples or Sample Data contemplated hereunder. Caris shall provide Elevation with a copy of any inspection report pertaining to the above.

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4.	Compensation

4.1.            Each Party shall fund its own activities under the Project Schedule, unless the Project Schedule explicitly states otherwise.

4.2.            Specific financial considerations for each Project will be set forth in the corresponding Project Schedule.

5.	Confidentiality

5.1.            Any information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement, is deemed the confidential information of the Disclosing Party (“Confidential Information”). The Initial Target List as defined on Exhibit A, shall be Caris’ Confidential Information, and the new targets added by Elevation to the Revised Target List as defined on Exhibit A shall be Elevation’s Confidential Information, in each case subject to the terms of this Section 5.

5.2.            Except as expressly allowed through this Agreement, the Receiving Party will: (a) hold the Confidential Information in strict confidence and take all reasonable precautions to protect the Confidential Information (including, without limitation, take all precautions the Receiving Party employs with respect to its most confidential materials), (b) not disclose, directly or indirectly, any Confidential Information or any information derived therefrom to any third person, and (c) not use Confidential Information, except as expressly permitted under this Agreement.

5.3.            Any employee of the Receiving Party who is given access to any Confidential Information must have a legitimate “need to know,” must be directly associated with the Project, and under the direct supervision of the Receiving Party, and must be bound in writing to conditions similar to those applicable to the Receiving Party under this Agreement.

5.4.            The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any unauthorized release or other breach of this Section of which the Receiving Party is or becomes aware.

5.5.            The obligation of confidentiality under this Section shall not apply to information which a) is or which becomes publicly available , or b) is subsequently supplied to the Receiving Party without a breach of an obligation of confidentiality to the Disclosing Party, or c) is in the possession of the Receiving Party before receipt of the Confidential Information under this Agreement, or d) is independently developed by the Receiving Party without the use of the Confidential Information, or e) is required to be disclosed by law, government regulation or court order, provided, that if such compelled disclosure is required, the Receiving Party shall provide the Disclosing Party with advance prompt notice (to the extent practicable and permitted by law) so that the Disclosing Party may seek a protective order or take other action reasonable in light of the circumstances to preclude or limit such compelled disclosure, under the applicable law.

5.6.            The term of confidentiality shall extend for a period of [*] beyond the Term of this Agreement.

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6.	Management Structure

6.1.            Joint Steering Committee.

6.1.1.            Formation and Function. The Parties will form a joint steering committee (“JSC”) promptly following the Effective Date, that will oversee and manage the collaboration of the Parties under this Agreement, including: (i) the review and approval of all proposed Project Schedules and recommending any amendments thereto (subject to agreement by the Parties), (ii) receiving and reviewing updates on development activities and other activities contemplated by this Agreement, (iii) review and approval of development activities or any deliverables set forth in any Project Schedule, (iv) ensuring the cooperation and participation of the Parties in the performance of a Project Schedule, (v) reviewing the recommendations, plans and other activities in support of this Agreement, (vi) resolving disputes escalated to the JSC in accordance with Section 6.6 (Escalation Process), and (vii) all other matters related to this Agreement or any development activities expressly delegated to the authority of the JSC hereunder.

6.1.2.            Composition. The JSC will be composed of representatives from each Party, with each Party initially designating three (3) representatives. Each Party’s representatives will have the appropriate expertise and decision-making authority to fulfill their roles and perform their obligations hereunder. The JSC will be co-chaired by one co-chairperson designated by each of the Parties. Each Party may designate an alternate member or co-chairperson to serve temporarily in the absence of a permanent member or co-chairperson designated by such Party. Each Party may from time to time, upon prior written notice to the other Party, change its co-chairperson or its representative members on the JSC. The JSC will also designate by unanimous decision one non-JSC coordinator from each Party, who will attend all JSC meetings and coordinate logistics for the JSC, including meeting schedules, agendas and minutes (the “JSC Coordinators”). The JSC Coordinators may be changed at any time upon the unanimous decision of the JSC.

6.1.3.            Meetings. The JSC will establish a regular meeting schedule that will provide for meetings no less frequently than [*], or at such other frequency as the Parties mutually agree. The JSC may conduct meetings in person or by teleconference or video conference and may also act without a meeting if a written consent to an action or decision is signed by all members of the JSC. The JSC may establish procedures for its internal operation at meetings. Each Party will use Commercially Reasonable Efforts to notify the other Party at least three (3) business days prior to the date of a meeting of the JSC, proposing the agenda items it wishes to discuss at such meeting. Notwithstanding the foregoing, the JSC is free to consider any matter related to this Agreement that is within the scope of its responsibilities and is brought to its attention by any Party at any meeting. At each meeting, the JSC Coordinator will prepare minutes promptly after such meeting, reporting in reasonable detail the actions and decisions taken by the JSC during such meeting, issues requiring resolution, and resolutions of previously reported issues. Such minutes are to be reviewed, commented on if needed, and updated per the JSC co-chairperson’s feedback prior to being circulated to the JSC as final versions. The JSC Coordinator will revise such minutes as necessary.

6.1.4.            Actions or Decisions. Unless otherwise specified in a Project Schedule, all actions or decisions of the JSC made pursuant to this Agreement must be made by unanimous approval of the Parties, with each Party having only one (1) vote, regardless of the number of members a Party has attending the JSC meeting. If the JSC members cannot reach a unanimous decision after using reasonable efforts over [*] to reach consensus, then (a) Elevation shall have the final decision making right with respect to any responsibilities or obligations of Elevation (including, without limitation, the any in-licensing, asset acquisition and other similar transactions with respect to existing therapeutics, further development and/or commercialization of therapeutics resulting from a Project, and out-licensing, asset sale and other similar transactions with respect to such therapeutics) and with respect to any budget increases, and (b) Caris shall have the final decision making right with respect to any responsibilities or obligations of Caris (including, without limitation, methods for target identification and CDx development).

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6.1.5.            Subcommittees. The JSC may from time to time establish sub committees to which the JSC may delegate certain responsibilities of the JSC hereunder; provided, however, that the JSC cannot delegate decision making responsibilities to a subcommittee.

6.2.            Joint Project Team.

6.2.1.            Formation and Function. The Parties may form a joint project team (the “JPT”) composed of a reasonable number of representatives from each Party with appropriate professional and technical qualifications, and ongoing familiarity with the development activities contemplated by this Agreement, in the areas of project management, clinical, regulatory, technical and quality. The JPT may manage the development activities under a Project Schedule and confer on a regular basis regarding the status and progress of the development activities. One member of the JPT from each Party will prepare and provide a summary update of the JPT’s activities to the JSC in advance of each JSC [*] meeting.

6.2.2.            Meetings. The JPT would meet in accordance with a schedule to be established by mutual written agreement of the Parties following the Project Schedule Effective Date, but no less frequently than [*] (unless otherwise agreed by the Parties). The JPT may conduct meetings in person or by teleconference or video conference and may also act without a meeting when other means of communication are appropriate and uncontested by all members of the JPT.

6.2.3.            Sub-Project Teams. The JPT may, from time-to-time, establish sub-project teams with specific subject matter expertise, with responsibility for management of day-to-day collaboration between the Parties with respect to the development activities contemplated by the Project Schedules in such subject matter area.

6.3.            Alliance Managers.

6.3.1.            Role. Each Party will designate a single individual to serve as its manager under an SOW (each an “Alliance Manager”). The Alliance Managers are the principal point of contact for each Party for matters relating to that Party’s performance under a Project Schedule and are responsible for implementing and coordinating, on a day-to-day basis, all development activities and facilitating the exchange of information between the Parties regarding the performance under each Project Schedule. The Alliance Managers will maintain close regular communications with each other as to the status of the ongoing development activities and will, from time to time as requested by the JPT or JSC, provide the JPT or JSC with appropriate updates and information to keep the JPT and JSC apprised of each Party’s performance under this Agreement.

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6.4.            Authority. The JSC, JPT and Alliance Managers do not have the right to amend this Agreement or any Project Schedule, which may only be amended or modified as agreed upon by mutual consent of the Parties, or to make any decision or require any Party to take any action that conflicts with the terms of this Agreement or that is expressly reserved to the Parties hereunder.

6.5.            Escalation Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. Except as expressly set forth herein, any disputes with respect to matters within the scope of authority of the Alliance Managers or the JPT that cannot be resolved for a period of [*] after good faith efforts, will be submitted to the JSC for resolution. Any disputes with respect to matters within the scope of authority of the JSC, or a dispute relating to material breach of this Agreement, that cannot be resolved after good faith efforts within [*] will be submitted to the Parties Chief Executive Officers (or their nominee) for resolution. If the Chief Executive Officers cannot resolve such dispute within [*] of their first consideration of such dispute, then, at any time after such [*] period, either Party may proceed to enforce any and all of its rights and remedies with respect to such dispute. Notwithstanding the foregoing, nothing in this section shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

7.	Intellectual Property; Ownership

7.1.            Background Intellectual Property. Each Party retains sole and exclusive ownership of any Intellectual Property already existing as of the Effective Date and improvements or any derivative works of such Intellectual Property created after the Effective Date (exclusive of any oncogenic fusions or mutations nominated by Caris for consideration and subsequently approved by the JSC, along with related therapeutics, regardless of whether the same are considered an improvement or derivative work). For the avoidance of doubt, any technological improvements in the Caris test platforms made by Caris during the collaboration are and shall remain Caris Intellectual Property, including without limitation ADAPT platform improvements and any oligonucleotide probes identified using ADAPT while performing Services.

7.2.            Collaboration Intellectual Property. Inventorship of Collaboration IP will be determined in accordance with U.S. patent laws. Ownership, as well as responsibility for prosecution, maintenance, abandonment and enforcement, of Collaboration IP will be as set forth below.

7.2.1.            Therapeutic Collaboration IP. All rights, title, and interests in and to all Therapeutic Collaboration IP, irrespective of inventorship, hereby vests solely in Elevation, and Caris hereby assigns to Elevation all rights, title and interest in and to the Therapeutic Collaboration IP. Elevation shall have the sole right to control the prosecution, maintenance, and enforcement of the Therapeutic Collaboration IP. Elevation will provide notice to Caris of any action related to the filing, prosecution, maintenance, abandonment, enforcement or defense of any Therapeutic Collaboration IP and will consider in good faith any timely comments provided by Caris with respect to the same; provided that Elevation may or may not accept such comments in its sole discretion. For avoidance of doubt, Caris is entitled to share in any revenue derived through the exploitation of Therapeutic Collaboration IP as set forth in the applicable Project Schedule. Caris will cooperate with Elevation in providing information and documentation, as necessary, in the preparation, maintenance and enforcement of Therapeutic Collaboration IP, including execution of all papers and instruments necessary.

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7.2.2.            Other Collaboration IP. Ownership of any Other Collaboration IP will be according to inventorship, with the inventor(s) owning the IP and inventorship determined in accordance with U.S. patent law. Neither Party will file a patent application covering any Other Collaboration IP without the prior written consent of the other Party.

7.3.            Companion Diagnostic. For any jointly-developed therapeutics arising under this Collaboration Agreement, Caris will have the sole and exclusive right to develop any companion diagnostic for the therapeutic and retain sole and exclusive ownership of any companion diagnostic related IP. Notwithstanding the foregoing, [*].

7.4.            Cooperation. Each Party agrees to perform, during or after termination of this Agreement, such further acts as may be necessary or desirable to transfer, perfect, protect and defend the Collaboration IP as reasonably requested by a Party and to provide all assistance reasonably requested by a Party in the establishment, preservation and enforcement of the Collaboration IP, including by: (i) making scientists and scientific records reasonably available, (ii) making reasonably available its respective authorized attorneys, agents or representatives, and (iii) executing, at no charge to the other Party, all documents reasonably necessary in connection with the assignment, prosecution, filing, maintenance, and enforcement of the Collaboration IP.

7.5.            No Implied License or Limitations. This Agreement does not authorize either Party to use the other Party’s background Intellectual Property or proprietary technology for any purpose other than for performance of this Agreement and provides no implied license. Nothing in this Agreement shall be construed as limiting either Party’s right to use or otherwise license that Party’s own Intellectual Property.

8.	Exclusivity

Except as expressly set forth in a Project Schedule, all other activities performed pursuant to this Agreement, and all rights and obligations of the Parties hereunder are non-exclusive and nothing herein will prevent either Party or an Affiliate of either Party from entering into a similar agreement, collaboration or relationship with any third party or otherwise undertaking any activity. Except as expressly set forth herein, each Party and its respective Affiliates has the right to perform work for or together with third parties, or to undertake activities of its own accord or with its Affiliates, in each case, that are substantially similar or identical to the activities or other activities contemplated by this Agreement; provided that each Party will do so subject to the applicable rights and obligations set forth in Article 5 (Confidentiality) and Article 6 (Intellectual Property).

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9.	Use of Names; Press Release; Publication

9.1.            Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or trademarks of the other Party or any of its Affiliates or any of its or their (sub)licensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party.

9.2.            Press Release. Neither Party shall issue any public announcement, press release or other public disclosure regarding the terms of this Agreement or the terms of any applicable Project Schedule without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law. Notwithstanding the foregoing, attached hereto as Exhibit B is a press release and either Party may disclose such press release.

9.3.            Publication. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement or any applicable Project Schedule, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, which includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least thirty (30) days prior to submitting the paper to a publisher or fifteen (15) days prior to submitting an abstract or making a presentation. The other Party shall review any such paper and give its comments to the publishing Party within fifteen (15) days of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than fifteen (15) days from the date of delivery to the other Party. Failure to respond within the relevant time period shall be deemed approval to publish or present. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper or presentation and will withhold publication of any such paper or any presentation for an additional ninety (90) days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

10.	Term and Termination

10.1.          The term of this Agreement will commence on the Effective Date and continue until the expiration of all Project Schedules.

10.2.          The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated as provided herein, continue for three (3) years (the “Initial Term”). This Agreement shall, unless earlier terminated as provided herein, thereafter renew automatically for additional one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”). Either party may terminate this Agreement as of the end of the Initial Term, or as of the end of any subsequent Renewal Term, by written notice to the other party at least [*] prior to the renewal anniversary date.

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10.3.          If either Party breaches or defaults in the performance or observance of any of its material obligations under this Agreement, and such breach or default is not cured within [*] after receipt by such Party of a written notice from the non-breaching Party specifying the breach or default, the non-breaching Party will have the right to terminate this Agreement immediately.

10.4.          If there is a change in laws, rules, regulations, or general instructions or a change in any interpretation of laws, rules, regulations or general instructions that may render any of the material terms of this Agreement unlawful or unenforceable, or creates a serious risk of assessment, sanction, penalty, loss of tax exemption or other significant consequence, then the adversely affected Party will give the other Party such notice as is reasonable in the circumstances and will make available a reasonable period within which to cure. If no cure can be or is implemented by the Parties, the adversely affected Party may terminate this agreement without penalty by giving the other Party at least [*] written notice.

10.5.          Effects of Termination

10.5.1.          Termination of this Agreement shall automatically terminate each outstanding Project.

10.5.2.          Upon the termination of this Agreement, the relevant Project Schedule(s) will provide for the rights’ of the Parties upon such termination.

10.5.3.            Each Receiving Party will promptly return to the Disclosing Party all of Disclosing Party’s Confidential Information (including all copies) provided to Receiving Party under this Agreement or under any Project Schedule which has been terminated, except for one copy which Receiving Party may retain solely for regulatory purposes or to monitor Recipient’s surviving obligations of confidentiality and non-use, and to exercise all surviving rights under this Agreement.

10.6.          Survival. Termination or expiration of this Agreement will not relieve the Parties of any obligation accruing prior to such termination or expiration. Sections 3.4-3.6, Articles 5, 7, Sections 9.3, 10.5, 10.6, Articles 11, 12 and 13 and the surviving terms of Exhibit A will survive termination or expiration of this Agreement.

11.           Insurance and Indemnification

11.1.          Insurance. Each Party shall maintain general and professional liability coverage in amounts required to meets its obligations under this Agreement and consistent with applicable laws and standards in the relevant industry. Proof of coverage will be made available upon a Party’s reasonable request.

11.2.          Indemnification of Caris. Elevation shall indemnify, defend and hold harmless Caris and its agents, officers, directors, employees, successors and assigns (collectively, the “Caris Indemnitees”) from and against any and all losses, liabilities, damages, penalties, injuries, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”), of whatsoever kind and nature in connection with claims, actions and suits brought by third parties against the Caris Indemnitees to the extent arising out of or relating to (a) material breach by Elevation of this Agreement; or (b) Elevation Indemnitees’ (as defined below) negligence, recklessness, willful misconduct or violation of any applicable law in performing obligations under this Agreement.

Caris – Elevation Collaboration Agreement	Page 12 of 18

11.3.          Indemnification of Elevation. Caris shall indemnify, defend, and hold harmless Elevation and its respective agents, officers, directors, employees, successors and assigns (collectively, the “Elevation Indemnitees”) from and against any and all Losses, of whatsoever kind and nature in connection with claims, actions and suits brought by third parties against the Elevation Indemnitees to the extent arising out of or relating to (a) material breach by Caris of this Agreement; or (b) Caris Indemnitees’ negligence, recklessness, or willful misconduct or violation of any applicable law in performing obligations under this Agreement.

11.4.          Indemnification Procedures. The Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall notify the other Party (the “Indemnitor”) in writing of any claim in respect of which the Indemnitee or any of its directors, officers, employees, agents, licensors, successors, or assigns intends to claim such indemnification promptly upon becoming aware of such claim, and the Indemnitor shall have sole control of the defense and/or settlement thereof, provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. An Indemnitee’s failure to deliver written notice to the Indemnitor promptly after receiving notice of a claim, if materially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to the other Party hereunder. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any claim covered by this indemnification, at the Indemnitor’s expense. Notwithstanding anything to the contrary contained in this Article 11, neither Party shall be liable for any costs or expenses incurred without its prior written authorization. The Indemnitee may not make any admissions in connection with the indemnified claim, and may not consent to any settlement or judgment in connection with such claim without the Indemnitor’s prior written consent.

12.           Liability; Limitation of Damages

12.1.          NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, THAT THE OBJECTIVES OF ANY PROJECT CAN OR WILL BE ACHIEVED OR AS TO THE TIMING OR COST AND EXPENSE ASSOCIATED WITH THE ACHIEVEMENT OF ANY SUCH PROJECT.

12.2.          EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Caris – Elevation Collaboration Agreement	Page 13 of 18

12.3.          Exclusion of Damages. EXCEPT IN THE CASES OF INDEMNIFICATION AND BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

13.	Warranty & Representations

13.1.          Mutual Warranties. Each Party represents, warrants and covenants to the other that: (i) it has full right, power and authority to enter into this Agreement, grant the rights and licenses granted where applicable herein, and perform its obligations hereunder; (ii) it shall comply with the requirement of any and all applicable federal, state, local, foreign and other laws, regulations, rules and orders of any governmental body having jurisdiction over such Party or the activities of such Party contemplated in this Agreement.

13.2.          Absence of Debarment. Each Party represents that, at the time of execution of this Agreement and upon the execution of each Project Schedule, the Party, its Affiliates, and personnel and each of their respective officers and directors, as applicable: (i) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with development activities any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. The Party will notify the other Party promptly upon knowledge, if the Party, any Party personnel, or any officers or directors, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of the Party’s knowledge, is threatened.

14.	Miscellaneous

14.1.          Independent Entities. None of the provisions of this Agreement are intended to create, nor will they be deemed or construed to create, any relationship between the Parties other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither this Agreement nor the fulfillment of any of the obligations of Caris or Elevation will be deemed to create any partnership, joint venture, legal association, or other operating relationship between the Parties other than as independent contractors.

Caris – Elevation Collaboration Agreement	Page 14 of 18

14.2.          No Inducement. The Parties acknowledge and agree that nothing in this Agreement is intended to induce, require, or be in any way contingent upon the recommendation, referral, or any other arrangement for the provision of any item or service offered by either Party. None of the activities contemplated under this Agreement constitute obligations of either Party to refer business to the other or to recommend or otherwise arrange for the referral of business to the other Party. There is no intent for either Party to generate, nor is either Party being compensated to generate, business for the other Party, nor is there any intent to interfere with a patient’s right to choose his or her own health care provider, or with a physician’s medical judgment regarding the ordering of any items or services.

14.3.          Law. The Parties agree to comply with any and all laws and regulations governing the performance of this Agreement.

14.4.          Force Majeure. Neither Party will be liable to the other Party on account of any loss or damage resulting from its delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the reasonable control and without negligence of the affected Party. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war (whether declared or undeclared), pandemics, terrorism, earthquake, fire and explosions. The Party affected by a force majeure event will promptly notify the other Party, use reasonable efforts to promptly remedy, remove, or mitigate such event and the effects of it with all reasonable dispatch, and promptly recommence performance upon termination or cessation of the force majeure event.

14.5.          Subcontractors. Each Party shall not engage third party contractors to fulfill its obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, and provided that each such third party contractor is qualified, performs those obligations in a manner consistent with the terms and conditions of this Agreement, is subject to obligations regarding confidentiality and ownership of intellectual property consistent with this Agreement and the Party remains liable for the performance thereof.

14.6.          Governing Law. This Agreement is governed by the laws of the State of New York, without regard to its conflict of law provisions. Any dispute regarding the interpretation or validity of this Agreement is subject to the exclusive jurisdiction of a state court of general jurisdiction or federal district court sitting in New York. Each Party irrevocably consents to the personal and exclusive jurisdiction and venue of those courts.

14.7.          Notices. All notices, requests, or other communications to any Party must be in writing and addressed to the receiving Party’s address set forth below or to any other address a Party designates by notice, and must either be: (a) delivered by hand, or (b) sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid.

If to Caris:	Caris Life Sciences

Legal Department

750 West John Carpenter Freeway, Suite 800

Irving, Texas 75039

Caris – Elevation Collaboration Agreement	Page 15 of 18

If to Elevation:	Elevation Oncology, Inc. Attn: Shawn M. Leland, Founder and CEO

888 7th Ave., 12th Floor

New York, NY 10106

Email: [*]

Phone: [*]

All notices, requests, and other communication are deemed effective: (a) if delivered by hand or electronic mail, at the time of the delivery to the receiving Party at the address above, (b) if sent by overnight courier, on the next business day following the day notice is delivered to the courier service, or (c) if sent by certified mail, five business days following the day the mailing is made.

14.8.          Assignment. Neither Party may assign this Agreement in whole or in part without the express written consent of the other Party, except that either Party may assign this Agreement to: (a) an Affiliate or subsidiary, or (b) a successor to all or substantially all of such Party’s business or assets relating to this Agreement whether by sale, merger, operation of law, or otherwise, in each case without the other Party’s consent.

14.9.          Entire Agreement. This Agreement and its exhibits and any Projects constitute the entire agreement between the Parties with respect to its subject matter and supersedes any and all other agreements, either oral or written, between the Parties with respect to that subject matter.

14.10         Waiver. The failure of any Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement may not be construed as a waiver of future performance of that term, covenant, or condition, and the obligations of the Party will continue in full force and effect.

14.11.        Enforceability/Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any term or provisions in any jurisdiction will in no way affect the validity or enforceability of any other terms or provisions in that jurisdiction, or of this entire Agreement in any other jurisdiction.

14.12.        Joint Preparation. Each Party to this Agreement: (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has had the opportunity to be represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each Party represents that this Agreement is executed voluntarily and should not be construed against any Party solely because it drafted all or a portion of this Agreement.

14.13.        Binding Effect. The statements, representations, warranties, covenants, and agreements in this Agreement are binding on the Parties and their respective successors and assigns and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.14.        Third Party Beneficiaries. Unless otherwise expressly provided, nothing in this Agreement may be construed to create any rights or obligations except among the Parties.

14.15.        Headings. Headings appearing in this Agreement are for convenience and reference only, and are not intended to, and will not, define or limit the scope of the provisions to which they relate.

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14.16.        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Copies of signatures sent by facsimile transmission will be deemed to be originals.

14.17.        Authority. The persons executing this Agreement represent and warrant that they have the full power and authority to enter into this Agreement on behalf of the Parties on whose behalf they are signing.

[SIGNATURES ON FOLLOWING PAGE]

Caris – Elevation Collaboration Agreement	Page 17 of 18

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date last written below.

Caris:		Elevation:
CARIS MPI, INC.		ELEVATION ONCOLOGY, INC.

By:	/s/ David D. Halbert	By:	/s/ Shawn M. Leland

Name:	David D. Halbert	Name:	Shawn M. Leland

Title:	CEO	Title:	Founder and CEO

Date:	6/14/2021	Date:	6/14/2021

Caris – Elevation Collaboration Agreement	Page 18 of 18

EXHIBIT A

Project Schedule: Development of therapeutics against

oncogenic fusions and/or mutations

1.	Project Overview:

1.1.            Under this Project, the Parties shall jointly discover and develop therapeutics against oncogenic fusions and/or mutations as set forth below.

1.2.            Caris will initially identify potential targets for the collaboration by [*] WTS & WES data for oncogenic fusions and/or mutations, and Elevation may identify to Caris potential targets for the collaboration [*]. Caris will prepare an initial list of all such targets identified by Caris, [*] (an “Initial Target List”) and will provide the first Initial Target List to Elevation with [*] after the Effective Date. On the [*] anniversary of the Effective Date, and each [*] period thereafter during the Term, Caris shall provide to Elevation an updated Initial Target List for further assessment and initial due diligence, subject to the following procedures for obtaining the Final Target Lists.

1.3.            Within [*] after Caris has provided to Elevation the Initial Target List, or an updated Initial Target List, Elevation will provide to Caris a revised version of such Initial Target List (each a “Revised Target List”) where Elevation may, at its discretion, [*].

1.4.            [*]

1.5.            After the assessment and initial due diligence for a Final Target List, [*].

1.6.            [*] Caris will provide such Nominated Target with Exclusivity, where “Exclusivity” means [*]. For clarity[*].

Caris – Elevation Collaboration Agreement

1.7.            [*]

1.8.            [*]

1.9.            [*]

1.10.          The Exclusivity with respect to Selected Approved Targets and Elevation Approved Targets shall continue [*]. For purposes of this paragraph, “Commercially Reasonable Efforts” means (A) with respect to existing therapeutic assets: (1) [*] (2) [*] and (3) [*] and (B) with respect to Selected Approved Targets or Elevation Approved Targets that require NCEs, [*].

Caris – Elevation Collaboration Agreement

2.	Development Activities:

The Parties and the JSC will perform and/or be responsible for the following development activities in support of the Project. Outside of the regularly-scheduled [*] meetings, the JSC will have any ad hoc meetings necessary to oversee development activities for which it is responsible. The development activities of each Party may be amended, supplemented or modified by the JSC throughout the collaboration.

2.1.            Target Identification and Nomination:

2.1.1.           Caris will identify specific targets for the collaboration by [*] WTS & WES data for oncogenic fusions and mutations, and Elevation may initially identify potential targets for the collaboration [*], all as set forth in Section 1 of this Exhibit A. From these activities, Caris will prepare the Initial Target List, which will periodically be provided to Elevation for consideration and generation of the Revised Target List and Final Target List, all as provided in Section 1 of this Exhibit A (“Target Identification”). While Elevation may use its capabilities to assist Caris in identifying the targets for evaluation, Caris maintains sole control over the number of targets it identifies, as well as specifically which targets it presents Elevation for consideration. Except for the Exclusivity as provided in Section 1 of this Exhibit A, nothing in the foregoing limits Caris from performing the same or similar target identifications for any third party or for its own independent research.

2.1.2.           After the Target Identification activity, the Parties may work together to assess and perform initial due diligence on the identified targets, which may include collaborative research and sharing of information between scientific teams of both Parties.

2.1.3.           [*].

2.1.4.           [*].

2.2.            Existing Therapeutic Selection/Assessment of Druggability.

2.2.1.           Elevation will be responsible for [*].

2.2.2.           Caris will [*]. Generally, Caris will perform the following activities:

Caris – Elevation Collaboration Agreement

2.2.2.1 Initial Assessment: [*]

2.2.2.2  [*]

2.2.2.3 [*].

2.2.2.4 After performing the above activities for each class of selected druggable targets, Caris or Elevation (as determined by the JSC) will provide a report including (1) Background and Introduction, (2) Materials and Methods, (3) Results, and (4) Conclusions sections outlining the findings to the other.

2.3.            Acquisition of Existing Therapeutic.

2.3.1.          [*]

2.3.2.           For any Selected Approved Targets and existing therapeutics approved by the JSC, Elevation will lead the due diligence efforts with the participation and input of Caris with access to data rooms and full summary due diligence reports along with sufficient time for Caris to review prior to any decision being made. [*].

Caris – Elevation Collaboration Agreement

2.3.3.           The JSC will assess and vote on final selection of a therapeutic asset recommended for licensing or asset purchase following final due diligence.

2.3.4.           [*].

2.3.5.           [*].

2.4.            Clinical Development.

2.4.1.           Elevation will lead, with input from Caris and ultimate approval from the JSC, the design of the non-clinical and clinical programs.

2.4.2.           The JSC will review and approve the non-clinical and clinical development plan for any therapeutic option [*]. The JSC will also approve significant ([*]%) budget changes to the clinical development plan and review and approve each Party’s annual expenses for each joint non-clinical and clinical development plan.

2.4.3.           Elevation will be responsible for the manufacturing of the clinical asset.

2.4.4.           [*].

2.4.4.1 [*]

2.4.4.2  [*].

Caris – Elevation Collaboration Agreement

2.4.4.3 Caris may offer Just-in-Time (JIT) Services through Caris Pharmatech™.

2.4.4.4 [*].

2.4.4.5 [*].

2.4.4.6 [*].

2.5.            CDx

2.5.1.           Caris will lead, with input from Elevation and ultimate approval from the JSC, the design of the CDx program for the therapeutics.

2.5.2.           Caris will exclusively work to develop, validate and achieve regulatory approval of a CDx for the initial claim.

3.	Financial Considerations

3.1.            Until an asset (existing therapeutic or NCE) is selected and approved by the JSC, each Party [*].

3.2.            Once an asset (existing therapeutic or NCE) has been selected and approved by the JSC, the Parties will be entitled to receive a portion of any potential commercial transactions related to the exploitation of the asset (the “Proceeds”) as set forth in Sections 3.3 and 3.4 below. Caris will also be entitled to [*]. Caris will not be entitled to a share of Proceeds from an asset (existing therapeutic or NCE) that an acquirer of Elevation has at the time of the acquisition.

3.3.            Caris will receive a percentage of Proceeds for Approved Selected Targets, Elevation Approved Targets, and [*]. The percentage of Proceeds from the Target Identification Activity for a therapeutic asset will be based on peak sales potential for the therapeutic asset [*]. The percentage allotted to Caris for its Target Identification Activity is as follows:

Caris – Elevation Collaboration Agreement

3.3.1.           [*]% for selected targets with peak annual sales potential up to $[*] million;

3.3.2.           [*]% for selected targets with peak annual sales potential between $[*] and $[*] million; and

3.3.3.           [*]% for selected targets with peak annual sales potential exceeding $[*] million;

3.3.4.           Once set by the JSC, this percentage will remain unchanged.

3.4.            The remainder of the Proceeds will be determined based on a pro rata share of how much money each Party actually expends in the development of the asset as follows:

3.4.1.           Caris’ additional Proceeds percentage will be set based on the [*].

3.4.2.           Elevation’s Proceeds percentage will be set based on the [*].

3.4.3.           In situations where either Party may not have sufficient funds to perform its activities, [*].

3.5.            The percentage of the Proceeds will be finalized once the therapeutic is developed. Prior to the completed development, the percentage of Proceeds will be based at the time on a pro rata share of how much money each Party has actually expended at that certain time point for the development of the asset.

3.6.            The JSC will review and approve, with input from both Parties, the terms for any out-licensing or sale of any asset jointly developed under this agreement including that any sale or out-license will include language that the acquirer or partner must honor all existing commitments to Caris (e.g., exclusive right to develop a CDx).

3.7.            In the case of an out-licensing of the asset rather than a sale, the Parties will split every consideration [*] in a similar manner.

3.8.            Commercialization.

3.8.1.           If Elevation decides to commercialize the asset on its own (i.e. without a collaborating partner), the Parties will enter into a separate commercialization agreement, in which Caris may participate in the commercial effort through its existing commercial infrastructure and services (such as MI Insights), as decided by the JSC, and/or pay its pro rata share of the commercialization expenditures (based on the contribution to the development spend).

Caris – Elevation Collaboration Agreement

3.8.2.           If Caris chooses not to participate in the commercial effort or pay its pro rata share, [*].

3.8.3.           Similarly, [*].

[*]

4.	Project Schedule JSC Additional Specifics

For this specific Project Schedule, the following are applicable to the JSC and the JSC’s decisions.

4.1.            Any decisions of the JSC must be unanimous:

4.2.            A Party’s individual members on the JSC will collectively issue one vote on behalf of the Party in all JSC decisions.

4.3.            Without limiting Section 6.1.4 of the Agreement, if the JSC cannot reach unanimous agreement, a final decision on the specific issue will be made by the lead Party responsible for that specific issue (i.e.: Elevation for the activities in which Elevation has lead or sole responsibility; and Caris for the activities in which Caris has lead or sole responsibility). Notwithstanding the foregoing, a Party cannot exercise their final decision-making authority to i) force the other Party expend more resources or incur additional costs; or ii) make the other Party violate applicable law(s) or existing contractual obligations.

5.	Termination

5.1.            The initial term of this Project Schedule is three (3) years from the date of last signature below, and unless earlier terminated as provided herein, will thereafter renew automatically for additional one (1) year terms unless either Party provides written notice to the other Party at least [*] prior to the renewal anniversary.

5.2.            In consideration for Caris providing the Target Identification Activity and the Exclusivity, Caris is entitled to [*].

5.3.            After the JSC has approved a Selected Approved Target, if either Party terminates the Project Schedule for any reason (other than breach by the other Party), the terminating Party will [*].

5.4.            Nothing in this Article 5 [*]. For sake of clarity, if Caris chooses to terminate after the JSC has approved a Selected Approved Target or after Elevation has selected an Elevation Approved Target, [*].

Caris – Elevation Collaboration Agreement

5.5.            Survival. Termination or expiration of this Exhibit A will not relieve the Parties of any obligation accruing prior to such termination or expiration. Sections 1.6, 1.7, 1.8, 1.10 and 5.2-5.4 shall survive such termination or expiration. For clarity, [*].

IN WITNESS WHEREOF, the undersigned have executed this Project Schedule as of the date last written below (the “Project Schedule Execution Date”).

Caris:		Elevation:
CARIS MPI, INC.		ELEVATION ONCOLOGY, INC.

By:		By:

Name:	David Halbert	Name:	Shawn M. Leland

Title:	CEO	Title:	Founder and CEO

Date:		Date:

Caris – Elevation Collaboration Agreement

SCHEDULE 1: CARIS’ RESEARCH PLAN

[*]

Caris – Elevation Collaboration Agreement

EXHIBIT B

Press Release

Caris – Elevation Collaboration Agreement